EXHIBIT 10.12

TERMINATION AND MUTUAL RELEASE AGREEMENT

This Termination and Mutual Release Agreement (the “Agreement”) is entered into on May 19, 2014, with an effective date as of April 15, 2014, and is by and between SearchCore, Inc. (“Company”) and Brad W. Nelms (“Employee”). The Company and Employee may be referred to jointly as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, Employee is employed by the Company as the Chief Strategy Officer pursuant to that certain Employment Agreement, dated August 3, 2012 (the “Employment Agreement”);

WHEREAS, the Parties now desire to terminate the Employment Agreement and release each other from any and all claims that they may have arising under or in connection with the Employment Agreement;

WHEREAS, in connection with and in consideration for terminating the Employment Agreement and entering into the releases set forth below, the Company and Employee have entered into an agreement whereby the Company will sell domain names and software related to Manufacturedhomes.com to Employee (the “Purchase Agreement”).

NOW THEREFORE, in consideration of the conditions, covenants and agreements set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

AGREEMENT

1. Termination of Employment Agreement. The Employment Agreement is hereby terminated and of no further force or effect. Sections 7.5 and 7.7 of the Employment Agreement, regarding termination without cause and payments upon termination without cause or with good reason, are specifically waived by the Parties.

2. Termination of Employee. The Parties agree that Employee’s employment with the Company terminated as of the close of business on April 15, 2014 (the “Termination Date”).

3. Consideration. The Parties acknowledge and agree sufficient and adequate consideration is received including:

a.	Mutual Releases: In full and final settlement of any known or unknown claims, each Party to this Agreement releases all known and unknown claims as set forth below.

b.
Purchase Agreement. In connection with and in consideration for terminating the Employment Agreement and entering into the releases set forth below, the Company shall enter into the sale of assets of the Company, pursuant to the Purchase Agreement.

4. Payment of Compensation. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, and any and all other benefits and any compensation due and owing to him by the Company as of and on the date of his termination, the receipt and sufficiency of which is acknowledged by Employee’s execution of this Agreement.

5. Waiver and Release. In exchange for this Agreement and in consideration of the sale of the assets of the Company pursuant to the Purchase Agreement described above, which is in addition to anything of value to which Employee already is entitled, he hereby irrevocably and unconditionally releases, waives, acquits, and forever discharges the Company, and each and all of its officers, agents, shareholders, supervisors, employees, representatives, affiliates, related corporations, and their successors and assigns, and all persons acting by, through, under, or in concert with any of them, from any and all charges, demands, damages, losses, costs, expenses, actions, causes of action, rights, benefits, complaints, indebtedness, judgments, liens, claims and liabilities of any kind or nature, in law or in equity, known or unknown, past or present, contingent or existing (hereinafter referred to individually as a “claim” and collectively as “claims”) that Employee at any time before this date had or claimed to have, or that he may have or claim to have, regarding events that have occurred before the date of this Agreement, including, without limitation, any and all claims arising from or relating to Employee’s employment by the Company or separation from employment. Employee understands that this means he is releasing the Company from any and all matters asserted, or which could have been asserted, in any lawsuit, or in any other state or federal judicial or administrative forum, up to the date of this Agreement, including but not limited to claims under the Fair Labor Standards Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the California Labor Code and/or any other relevant statutes or municipal ordinances, the California Fair Employment and Housing Act (inclusive of the California Family Rights Act), any other state civil rights act, any claims based upon tort or contract arising from the common law of California, or any other state including claims for wrongful discharge or termination, breach of express or implied contract, and any other legal or equitable claim of any type whatsoever.

This release does not preclude an action to enforce the specific terms of this Agreement. It does not preclude claims under any applicable workers’ compensation statute that have already been filed or for on-the-job injuries that have already been reported.

6. California Civil Code Section 1542 – Release of Unknown Claims. Each Party represents that they are not aware of any claims against any other Party. Each Party acknowledges that they have been advised by their own legal counsel about, and are familiar with, the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge, agree, and understand the consequences of a waiver of Section 1542 of the California Civil Code and assume full responsibility for any and all injuries, damages, losses or liabilities that may hereinafter arise out of or be related to matters released hereunder. Releasing Party understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if a Party should eventually suffer additional damages arising out of the subject matter hereof, it will not be permitted to make any claim for those damages. Furthermore, the Parties acknowledge that they intend these consequences even as to claims for damages that may exist as of the date of this Agreement but which the Parties do not know exist, and which, if known, would materially affect the Parties’ decision to execute this Agreement, regardless of whether the Parties’ lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

7. Waiver under Older Workers Benefit Protection Act. Employee acknowledges, understands, and agrees as follows:

a.	He has carefully read and fully understands all of the provisions of this Agreement.

b.	The Company provided Employee with the option of taking at least 21 days to review this Agreement.

c.	Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement, and he intends to be legally bound by this Agreement.

d.
Through this Agreement, Employee is releasing the Company from any and all claims, including claims under the Age Discrimination in Employment Act (“ADEA”) and all other claims described above in Paragraph 5 that he may have against the Company and the other persons described above.

e.	He understands that rights or claims under the ADEA that may arise after the date of this Agreement are not waived.

f.	He is advised to consult with an attorney of his choice before executing this Agreement.

g.	He, by receiving the consideration specified in Paragraph 3, is receiving valuable consideration in addition to anything to which he already is entitled.

h.	He has been given the opportunity by the Company to consider this Agreement before signing it, and if he chooses to sign it, he does so knowingly and voluntarily.

i.	He has seven (7) calendar days after signing this Agreement to revoke this Agreement. To be effective, revocation must be in writing and received by the Company within the 7-day period.

8. Return of Company Property. On or before Employee’s Termination Date, Employee agrees to return to the Company all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, vehicles, computers, data, and any other property of the Company or its affiliates that are in his possession.

9. No Pending or Future Lawsuits. Each Party represents that they have no lawsuits, claims, or actions pending in his/its name, or on behalf of any other person or entity, against any other Party or any other person or entity referred to herein. Each Party also represents that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against any other Party, their subsidiaries, or any successor, or any other person or entity referred to herein.

10. Confidentiality. Each Party hereto will hold and will cause its agents, officers, directors, attorneys, employees, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, the terms of this Agreement and all other documents and information concerning any other Party furnished it by such other Party or its representatives in connection with the Employee’s employment with the Company (except to the extent that such information can be shown to have been (i) previously known by the Party to which it was furnished, (ii) in the public domain through no fault of such Party, or (iii) later lawfully acquired from other sources by the Party to which it was furnished), and each Party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

11. Non-Disparagement. The Company and Employee agree that neither party will criticize, denigrate, or disparage the other party.

12. No Admission of Liability. This Agreement pertains to the Employee’s employment with the Company and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein.

13. Costs. Each Party shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with this Agreement.

14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf to bind him to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of each Party to this Agreement.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding between each Party concerning the subject matter of this, and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been superseded by this Agreement.

18. No Waiver. The failure of any Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

19. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by each Party or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by each Party to this Agreement.

20. Governing Law; Jurisdiction and Venue. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be in the appropriate court in Orange County, California.

21. Attorney Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and costs incurred in connection with such an action.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of any Party hereto, with the full intent of releasing all claims. Each Party acknowledges that:

a.	They have read this Agreement;

b.	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice, or have voluntarily chosen not to seek legal representation;

c.	They understand the terms and consequences of this Agreement and of the releases it contains; and

d.	They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Company”		“Employee”

SearchCore, Inc.		Brad W. Nelms

	/s/ James Pakulis		/s/ Brad W. Nelms
By:	James Pakulis	By:	Brad W. Nelms
Its:	CEO